As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________

ADT INC.
(Exact name of Registrant as specified in its charter)
_______________________________________

Delaware	47-4116383
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1501 Yamato Road
Boca Raton, Florida 33431
(Address, including zip code, of Registrant’s principal executive offices)

Restricted Stock Unit Inducement Awards
(Full title of the plan)

James D. DeVries
President and Chief Executive Officer
1501 Yamato Road
Boca Raton, Florida 33431
(561) 988-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
In connection with ADT Inc.’s (the “Company”) acquisition of Origin Wireless, Inc., a privately held company that specializes in AI-enabled WiFi sensing technology (“Origin”), the Board of Directors of the Company (our “Board”) approved the grant of restricted stock unit awards (the “Retention Awards”) as a material inducement for certain key employees of Origin to remain employed with the Company following such acquisition. This registration statement on Form S-8 (this “Registration Statement”) registers 8,070,357 shares of common stock of the Company (“Common Stock”) that are issuable upon vesting and settlement of the Retention Awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), the information specified in Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents previously filed by the Company with the SEC are incorporated by reference in this Registration Statement:

1.The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), filed with the SEC on February 27, 2025;
2.The portions of the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2025 Annual Meeting of Stockholders, filed with the Commission on April 7, 2025, that are responsive to the information required by Part III of Form 10-K;
3.All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and
4.The description of the Common Stock set forth in the Company’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on January 18, 2018, and any amendment or report filed for the purpose of updating any such description, including Exhibit 4.38 to the Annual Report.
In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.
Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Certificate of Incorporation of the Company (our “Charter”) limits the personal liability of our directors for monetary damages to us or our stockholders to the fullest extent permitted by the General Corporation

Law of Delaware (the “DGCL”). Under the DGCL, a corporation may include in its certificate of incorporation a provision providing that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except:

•	for any breach of their duty of loyalty to the corporation or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;
•	under Section 174 of the DGCL (relating to unlawful dividends or stock repurchases or redemptions); or
•	for any transaction from which the director derived an improper personal benefit.

Our Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. In addition, our Charter provides that the modification or repeal (including by changes in applicable law) of this exculpation provision of our Charter will not adversely affect any right or protection of a director with respect to acts or omission occurring prior to the time of such modification or repeal.

Under our Charter, we are required, to the fullest extent from time to time permitted by law, to indemnify our current and former directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Under our Charter, we are also required to indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, except with respect to specified claims by persons entitled to mandatory indemnification and advancement of expenses to enforce their rights to indemnification and advancement of expenses, we are not required to indemnify such persons in connection with a proceeding initiated by them unless the proceeding was authorized in the first instance by our Board. We may, by action of our Board, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to indemnification under our Charter on the part of our current and former directors and officers and persons who, at our request, are or were serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided that, the payment of such expenses incurred by a current director or officer in that capacity will be made only upon delivery by the director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that he or she is not entitled to be indemnified.

Our Board may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. The rights to indemnification and advancement of expenses under our Charter are not exclusive of any other right that a person may have or acquire under any statute, bylaw, agreement or vote of stockholders or disinterested directors, and our Board may adopt bylaws, resolutions or contracts implementing arrangements relating to indemnification or advancement of expenses as may be permitted by law. The rights to indemnification and advancement of expenses conferred upon the persons entitled to them under our Charter are contract rights between us and the persons to whom those rights have been extended. In addition, the rights to indemnification and advancement of expenses conferred upon the persons entitled to them under our Charter cannot be terminated by us, our Board or our stockholders with respect to any act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought prior to the date of any such termination. In addition, any amendment, modification or repeal of the provisions of our Charter relating to rights to indemnification and advancement of expenses that in any way diminishes, limits or adversely affects or eliminates any rights of any person to whom rights to indemnification and advancement of expenses are conferred will be prospective only and will not, without that person’s consent, diminish, limit, restrict, adversely affect or eliminate any such rights with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

We believe these provisions assist in attracting and retaining qualified individuals to serve as directors and officers. We have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. These indemnification agreements also generally require us to advance expenses incurred by the directors or officers to the fullest extent permitted by law.

Item 7. Exemption From Registration Claimed.

Not applicable.
Item 8. Exhibits.

Exhibit Number	Description	Page or Method of Filing
4.1	Form of Restricted Stock Unit Inducement Award Agreement	Filed herewith
5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.	Filed herewith
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Cravath, Swaine & Moore LLP (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page hereto
107	Filing Fee Table	Filed herewith

Item 9. Undertakings.

The Company hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on February 27, 2026.

ADT INC.,

By:	/s/ James D. DeVries
Name:	James D. DeVries
Title	Chairman, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of David Smail and Jeffrey Likosar, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement and Power of Attorney have been signed on February 27, 2026, by the following persons in the capacities indicated.

Signature	Title

/s/ James D. DeVries	Chairman, President and Chief Executive Officer
James D. DeVries	(Principal Executive Officer)
/s/ Jeffrey Likosar	President, Corporate Development and Transformation, and Chief Financial Officer
Jeffrey Likosar	(Principal Financial Officer)
/s/ Steven Burzo	Vice President, Chief Accounting Officer and Controller
Steven Burzo	(Principal Accounting Officer)
/s/ Nicole Bonsignore	Director
Nicole Bonsignore

/s/ Thomas Gartland	Director
Thomas Gartland

/s/ Tracey R. Griffin	Director
Tracey R. Griffin

/s/ Benjamin Honig	Director
Benjamin Honig

/s/ Daniel Houston	Director
Daniel Houston

/s/ Reed B. Rayman	Director
Reed B. Rayman

/s/ Paul J. Smith	Director
Paul J. Smith

/s/ Danielle Tiedt	Director
Danielle Tiedt

/s/ Matthew E. Winter	Director
Matthew E. Winter

/s/ Suzanne Yoon	Director
Suzanne Yoon

/s/ Sigal Zarmi	Director
Sigal Zarmi